Dreyfus ultra short income fund

CERTIFICATE OF AMENDMENT

Dreyfus Ultra Short Income Fund (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated September 19, 1986, as amended and restated November 15, 2013 (the "Declaration of Trust"), pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as

'BNY Mellon Ultra Short Income Fund.'"

SECOND:  The amendment to the Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on February 28, 2019 pursuant to Article IX, Section 8 of the Declaration of Trust, to be effective as of June 3, 2019, or such other date as the appropriate officers of the Trust shall determine.

IN WITNESS WHEREOF, Dreyfus Ultra Short Income Fund has caused this Certificate of Amendment to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

DREYFUS ULTRA SHORT INCOME FUND

/s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

Address of Trust:

240 Greenwich Street

18th Floor

New York, New York  10286

Address of Resident Agent:

C T Corporation System
155 Federal Street

Suite 700

Boston, Massachusetts  02110

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 28th day of February, 2019, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Sarah S. Kelleher

Notary Public